Exhibit 10.3
Wintrust Financial Corporation
Cash Incentive and Retention Award Agreement
(Minimum Payout Amount: Par Plus 91-Day T-Bill Rate)
Cycle I (2008-2012)
[Award Date]

Wintrust Financial Corporation
Cash Incentive and Retention Award Agreement
(Minimum Payout Amount: Par Plus 91-Day T-Bill Rate)
THIS AGREEMENT, effective as of [award date] represents the grant of a long-term cash incentive and retention award (“CIR Award”) by Wintrust Financial Corporation (the “Corporation”), to the Participant named below, pursuant to the provisions of the 2008 Long-Term Cash Incentive and Retention Plan (the “Plan”) or any amended or successor plan thereto. The cash payout ultimately earned and paid, if any, for this CIR Award will be determined pursuant to Section 3 of this Agreement.
     This Agreement is an Award Agreement as contemplated by the Plan, the terms and provisions of which are incorporated herein by reference. All capitalized terms will have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
     1. Grant Information. The individual named below has been selected to receive a long-term CIR Award as specified below:

(a) Participant:

(b) Target CIR Award:	$

(c) Performance Measure:	Earnings per share (“EPS”)
     2. Performance Period. The performance period commences on January 1, 2008, and ends on December 31, 2012 (“Performance Cycle”).
     3. Performance Grid; Calculation of CIR Award. The CIR Award earned by the Participant who remains continuously employed by the Corporation or any Subsidiary from the date of this Agreement through the last day of the Performance Cycle will be equal to the Target CIR Award amount set forth above, multiplied by the “Multiple” determined in accordance with the Performance Grid set forth on Appendix A attached hereto, subject to a maximum amount equal to the Maximum CIR Award Amount set forth on Appendix A and a Minimum Payout Amount reflecting a retention credit percentage (“RC%”) as set forth on Appendix A. For example, if the sixty (60) month cumulative earnings per share at the end of 2012 is $18.00, the Participant will earn one-hundred eighty percent (180%) of the Target CIR Award amount as set forth in Section 1(b) of this Agreement.
     The amount of CIR Award earned will be determined after the conclusion of the Performance Cycle by the Compensation Committee of the Board of Directors (the “Committee”), in its sole discretion, based on the performance of the Corporation, calculated using the Performance Grid. Earned CIR Awards will be paid in accordance with Section 5 below.

     For purposes of this Agreement, “Earnings Per Share” or “EPS” shall mean the Corporation’s “primary earnings per share,” as determined on a fully-diluted basis in accordance with generally accepted accounting principles, consistently applied, as publicly reported by the Corporation on its fiscal year financial reports. Cumulative EPS will be equal to the sum of the EPS for each of the five years in the Performance Cycle.
     The Committee shall have the authority to modify calculation of Cumulative EPS and the Cumulative EPS objectives set forth in the Performance Grid in Section 3 of this Agreement, in the Committee’s good faith discretion, as the Committee deems appropriate in connection with any repurchases by the Corporation of its Common Stock from shareholders, acquisition, reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution, or similar transaction; provided, however, that the Committee shall make such adjustments in the event of a stock dividend or stock split, reverse stock split or similar change in the capital structure of the Corporation, in order to prevent the dilution or enlargement of rights.
     4. Effect of Termination of Employment during the Performance Cycle. In the event the Participant does not remains continuously employed by the Corporation or any Subsidiary from the date of this Agreement through the last day of the Performance Cycle, then the amount, if any, payable to the Participant (or, in the event of death, the Participant’s beneficiary) under this Agreement will be determined in accordance with this Section 4 and paid in accordance with Section 5 below. For purposes of this Section 4, “vested percentage” means the percentage determined in accordance with Vesting Table set forth on Appendix A.
     Termination for Cause. Termination of the Participant’s employment during the Performance Cycle by the Corporation for cause will result in immediate forfeiture of the CIR Award, with no payment to the Participant. For purposes of this Agreement, “cause” shall have the same meaning given to such term under an employment or similar agreement applicable to the Participant and, in the absence of such an agreement or definition of “cause” therein, “cause” shall have the meaning set forth on Appendix B attached hereto.
     Disability or Death. If the Participant’s employment terminates as a result of disability or death during the Performance Cycle, the Participant (or, in the event of death, the Participant’s beneficiary) will receive the vested percentage of the Truncated CIR Award Amount described below. For purposes of this Agreement the term disability shall have the same meaning given to such term in the Corporation’s Long-Term Disability Plan, or any successor plan.
     Termination not for Cause; Resignation. If the Participant’s employment is terminated during the Performance Cycle for any reason other than death, disability or by the Corporation for Cause, the Participant will receive an amount equal to the Participant’s vested percentage multiplied by the Minimum CIR Award Amount set forth on Appendix A.

     Retirement. If the Participant’s employment terminates during the Performance Cycle in circumstances constituting Retirement (as defined on Appendix B) and the Participant remains Retired from the Industry (as defined on Appendix B) through the end of the Performance Cycle, then, in addition to the vested percentage of the Minimum CIR Award Amount described above, the Participant will be eligible to receive an amount equal to the Participant’s vested percentage multiplied by the Top-Up Amount described below.
     The “Truncated CIR Award Amount” is the amount determined by multiplying the Target CIR Award set forth in Section 1(b) above by the applicable Multiple determined by reference to the Performance Grid and based on the Compound Annual Growth Rate of EPS achieved during the Performance Cycle through the end of the fiscal year which coincides with or immediately precedes the date on which termination of employment occurs. For example, if the termination of employment occurs in 2010, and the Compound Annual Growth Rate of EPS achieved through the end of 2009 is 14.0%, then the applicable multiple would be one hundred forty percent (140%).
     The “Top Up Amount” is the amount by which the CIR Award that the Participant would have earned at the end of the Performance Cycle based on actual performance during the full Performance Cycle exceeds the Minimum CIR Award Amount.
     5. Payment of Earned Incentive Award. Unless deferred in accordance with procedures set forth by the Committee and otherwise subject to the requirements set forth in the Plan relating to Code Section 409A, the earned CIR Award determined in accordance with Section 3 above will be paid to the Participant as soon as practicable after the end of the Performance Cycle and the Compensation Committee’s determination of amount of the earned CIR Award; provided that such payment shall be made no later than March 15th of the calendar year following the end of the Performance Cycle. Any Top Up Amount payable to a retired Participant shall be paid at the same time as the earned CIR Award would have been paid in accordance with this paragraph.
     Unless deferred in accordance with procedures set forth by the Committee and otherwise subject to the requirements set forth in the Plan relating to Code Section 409A, the amounts determined and payable in accordance with Section 4 due to termination of employment during the Performance Cycle shall be payable as follows: if the date of termination of employment occurs prior to July 1 of a calendar year, payment shall be made (without interest) as soon as practicable after December 31 of such year, provided that such payment shall be made no later than March 15th of the calendar year following such termination of employment; and if such termination occurs after June 30 of a calendar year, such payment shall be made as soon as practicable after July 1 of the following calendar year, provided such payment shall be made no later than December 31 of such following calendar year.

     6. Change in Control of the Corporation. In the event of a Change in Control during the Performance Cycle, the Participant will be paid a CIR Award under this Agreement. The amount of such CIR Award will be determined in the same manner as a Truncated CIR Award Amount described in Section 4 above, based on the Compound Annual Growth Rate of EPS though the last day of the calendar year coinciding with or next preceding the date of the Change of Control. For example, if the Change of Control occurs during the third quarter of 2009, and the Compound Annual Growth Rate in EPS at the end of 2008 was 18% then the applicable multiple would be two hundred ten percent (210%). The amount of the CIR Award determined in accordance with this Section 6 shall not be subject to proration and shall be paid in full to the Participant upon or within 15 days after the date of the Change of Control.
     7. Nontransferability. The CIR Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (“Transfer”) other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of an CIR Award is made, the Participant’s right to such CIR Award will be immediately forfeited to the Corporation, and this Agreement will lapse.
     8. Tax Withholding. The Corporation will have the power and the right to deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.
     9. Administration. This Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which will be binding upon the Participant.
     10. Continuation of Employment. This Agreement will not confer upon the Participant any right to continuation of employment by the Corporation or its subsidiaries, nor will this Agreement interfere in any way with the Corporation’s or its subsidiaries’ right to terminate the Participant’s employment at any time.
     11. Amendments. The Plan is discretionary in nature and the Committee may terminate, amend, or modify the Plan or this Agreement; provided, however, that no such termination, amendment, or modification of the Plan or this Agreement may adversely affect in any material way the CIR Award subject to this Agreement without the Participant’s written approval, except amendments or modifications made in accordance with Section 3 or required to conform to laws.
     12. Amendment to this Agreement. Any amendment and/or termination of this Agreement will not accelerate a payment date if such amendment or termination would subject such amounts to taxation under Code Section 409A.
     13. Successor. All obligations of the Corporation under the Plan and this Agreement, with respect to the CIR Award, will be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.
     14. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.
     15. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement will be determined and governed by the laws of the State of Illinois without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation will be conducted in the federal or state courts of the State of Illinois.
     16. Restrictions and Clawback. This Award shall be subject to forfeiture and cancellation in the discretion of the Committee upon the occurrence of the any of the events described in clauses (a) through (e) of Section 8(e) of the Plan prior to the payment of any amounts under this Agreement. If any such event occurs within one year after the payment of any amount under this Agreement, then upon demand from the Committee, the Participant shall reimburse the Corporation the amount of any such payment. Payments under this Agreement shall also be subject to repayment to the Corporation in upon the occurrence of events described in the final sentence of Section 8(e) of the Plan.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of [award date].

Wintrust Financial Corporation

By:

Participant

Appendix A to Cash Incentive and Retention Award Agreement
(Minimum Payment Amount: Par Plus 91-Day T-Bill Rate)
Cumulative EPS Performance Grid for Cycle I (2008-2012)

Compound Annual
Growth Rate		Multiple of Target
Range	Cumulative EPS[1]	CIR Award

20.0% or greater	$20.00 or greater	240%

17.5% – 19.99%	$18.65 – $19.99	210%

15.0% – 17.49%	$17.37 – $18.64	180%

12.5% – 14.99%	$16.17 – $17.36	140%

10.0% – 12.49%	$15.04 – $16.16	110%

<10.0%	<$15.04	RC%
     For purposes of this Appendix A, the “Maximum Payout Amount” is 240% times the Target CIR Award and the “Minimum Payout Amount” is RC% times the Target CIR Award. The RC% is equal to 100% plus a compound annual interest rate based on (a) the 91-day T-bill rate as in effect on the first business day of January of each year commencing in 2008 and (b) the period from January 1, 2008 through December 31, 2012, or if earlier, the date as of which the Minimum Payment Amount is being determined.

[1]	This column reflects the cumulative EPS for the five years, assuming a CAGR equal to the amount set forth in the left hand column and a starting point equal to 2007 EPS of $2.24.

Vested Percentage Table

	Termination	Termination	Termination	Termination	Termination
	Occurs in	Occurs in	Occurs in	Occurs in	Occurs in
	2008	2009	2010	2011	2012

Vested Percentage	0%	20%	40%	60%	80%
     For purposes of the Vested Percentage Table, if the date of termination of a Participant’s employment (that is, his or her last day of employment) is December 31 of such year, the termination of employment will be deemed to occur in the following year.

Appendix B to Cash Incentive and Retention Award Agreement
Definitions
For purposes of this Agreement, “cause” shall mean the following:
(i)	misappropriation of any funds or property of the Corporation or its subsidiaries; or

(ii)
attempting to obtain any personal profit from any transaction in which the Key Employee has a personal financial interest, unless the Key Employee shall have first obtained the consent of the Board of Directors; or

(iii)	material neglect or refusal to perform the duties reasonably assigned to the Key Employee given the Key Employee’s current job description; or

(iv)	participating in a course of conduct which is injurious to the Corporation or its subsidiaries, as interpreted by the Board of Directors; or

(v)	being convicted of a felony; or

(vi)	being adjudicated a bankrupt; or

(vii)	suspension due to the direction of any authorized bank regulatory agency.
To the extent that there is a dispute arising over the application of the definition of Cause, the Committee or the Board of Directors of the Corporation shall have the authority to interpret and apply such definitions in a reasonable manner.
For purposes of this Agreement, the termination of a Participant’s employment shall be deemed a “Retirement” if such termination of the Participant’s employment is for any reason other than death, disability or termination by the Corporation for cause, and such termination occurs on or after age 65, or on or after age 55 and, as of the date of termination, the sum of the Participant’s attained age as of his or her most recent birthday and full and completed years of service with the Corporation or any Subsidiary (including for this purpose continuous years of service, if any, with a Subsidiary as of the date such Subsidiary was acquired by the Corporation) equals or exceeds 75.

The Participant shall be deemed to be “Retired from the Industry” so long as such Participant (A) does not thereafter perform services as an employee, officer, director or consultant for, or in any other capacity assist, any bank, thrift, bank or thrift holding Corporation, asset management Corporation, trust Corporation, investment advisor, or any other financial services Corporation (other than the Corporation or a Subsidiary), whether existing or in formation, that provides or plans to provide banking or other financial services, including but not limited to, those relating to loans, deposits, treasury management, custodial or trust services, or investment or wealth management services within the Chicago or Milwaukee metropolitan area, and (B) certifies to the Corporation, at such times and in such manner as the Committee may require, that since Participant’s’ Retirement, Participant has not performed any such services.